Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS FISCAL 2014 SECOND QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – August 27, 2013 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturers, today reported financial results for the fiscal 2014 second quarter ended July 31, 2013.

Total revenue increased to $65.2 million for the second quarter of fiscal 2014, up from $61.0 million for the same quarter of fiscal 2013.  License revenue grew to $8.6 million for the fiscal 2014 second quarter, up from $6.9 million for the second quarter last year.  Maintenance and other revenue rose to $34.3 million, up from $33.9 million for the second quarter last year.  Subscription revenue, which includes QAD’s On Demand deployment option, grew to $4.5 million, up from $3.7 million for last year’s second fiscal quarter.  Professional services revenue equaled $17.9 million, an increase from $16.4 million for the second quarter of fiscal 2013.  Revenue related to DynaSys and CEBOS, which were acquired in June and December 2012, respectively, totaled $2.2 million for the fiscal 2014 second quarter.  DynaSys contributed $1.1 million in revenue for the fiscal 2013 second quarter.

Net income for the fiscal 2014 second quarter was $1.3 million, or $0.08 per diluted Class A share and $0.07 per diluted Class B share.  Net income for the fiscal 2013 second quarter totaled $1.0 million, or $0.06 per diluted Class A share and $0.05 per diluted Class B share.

“Our results this quarter reflect solid performance across all of our business lines,” said Karl Lopker, Chief Executive Officer of QAD.  “In particular, our emerging On Demand business has shown impressive growth year-to-date with bookings reaching full fiscal 2013 levels in just the first six months of this year.  We are continuing to focus on this high-growth area, and believe we are well positioned to capitalize on the ongoing transition to cloud-based ERP solutions.”

Gross profit for the fiscal 2014 second quarter equaled $36.4 million, or 56 percent of total revenue, compared with $34.0 million, or 56 percent of total revenue, for the fiscal 2013 second quarter.

Total operating expenses amounted to $34.9 million, or 54 percent of total revenue, for the fiscal 2014 second quarter, versus $32.4 million, or 53 percent of total revenue, for the same quarter last year.  Expenses related to DynaSys and CEBOS totaled $3.4 million for the fiscal 2014 second quarter.  Expenses related to DynaSys were $1.2 million for the fiscal 2013 second quarter.

Operating income for the second quarter of fiscal 2014 was $1.5 million, which included $1.6 million in stock compensation expense. For the second quarter of fiscal 2013, operating income was $1.6 million, including $1.4 million in stock compensation expense.

QAD Inc.
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For the first six months of fiscal 2014, total revenue rose to $127.1 million, up from $124.7 million for the first six months of fiscal 2013.  The company reported breakeven performance for the fiscal 2014 year-to-date period.  Net income for the fiscal 2013 year-to-date period was $2.8 million, or $0.18 per diluted Class A share and $0.15 per diluted Class B share.

During the fiscal 2014 second quarter, QAD paid quarterly dividends totaling $2.2 million in cash.

QAD’s cash and equivalents balance increased to $69.4 million at July 31, 2013, from $65.0 million at January 31, 2013.  Cash provided by operations for the first six months of fiscal 2014 was $13.1 million, compared with $11.4 million for the first six months of fiscal 2013.

2014 Second Quarter Highlights:
•	Received orders from 18 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including five orders in excess of $1.0 million;
•	Received license or On Demand orders from companies across QAD’s six vertical markets, including: Asteelflash Group SA, Autoliv Asia Management, General Mills India, Pvt. Ltd., Hewlett-Packard Company, JW Measurement Company, KYB, Reed-Lane, Inc., Saint Gobain, Sharp Corporation, Sunrise Medical Limited, TS Tech Americas Inc., VION ICT Services Ltd., and Xomox International;
•	Enhanced the quality control and traceability frameworks in QAD Enterprise Applications to make it easier for life sciences manufacturers to ensure drug authenticity, product safety and quality control including support of the Federal Drug Administration’s new regulations regarding unique device identification (UDI);
•	Delivered a collaborative support portal for QAD’s demand and supply chain planning solutions to help customers synchronize, view, analyze, simulate, and understand all supply chain data across all users; and,
•	Earned a top “Logistics IT Provider” spot from Inbound Logistics magazine for the second consecutive year for its Precision Software division.

Business Outlook
For the third quarter of fiscal 2014, QAD anticipates total revenue of approximately $65 million and earnings of approximately $0.07 per diluted Class A share and $0.06 per diluted Class B share.

Subsequent to quarter-end, QAD became aware of new information in relation to its California Research and Development tax credits. As a result, the company may record a non-cash charge to income tax expense of up to $2.6 million in the third quarter of fiscal 2014. The company is in the process of assessing the impact, if any, of this new information and this guidance does not include the effect of the potential charge.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

QAD Inc.
3-3-3

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2014 second quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059 (domestic) or 612-234-9959 (international).  A replay of the call will be accessible through September 4, 2013 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 297006.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life sciences products.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements.  Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2013 ended January 31, 2013, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow --

QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Revenue:
License fees	$8,604	$6,906	$14,822	$14,771
Maintenance and other	34,254	33,886	69,455	68,406
Subscription fees	4,455	3,745	8,497	6,968
Professional services	17,881	16,432	34,347	34,532
Total revenue	65,194	60,969	127,121	124,677
Cost of revenue:
License	1,058	832	2,013	1,713
Maintenance, subscription and other	11,047	10,341	22,109	20,341
Professional services	16,672	15,846	33,280	31,584
Total cost of revenue	28,777	27,019	57,402	53,638
Gross profit	36,417	33,950	69,719	71,039
Operating expenses:
Sales and marketing	15,850	14,747	31,906	30,243
Research and development	10,469	9,210	21,314	18,744
General and administrative	8,431	8,378	16,377	16,483
Amortization of intangibles from acquisitions	177	57	353	57
Total operating expenses	34,927	32,392	69,950	65,527
Operating income (loss)	1,490	1,558	(231)	5,512
Other (income) expense:
Interest income	(73)	(164)	(170)	(327)
Interest expense	209	330	412	616
Other (income) expense, net	(809)	92	(1,082)	538
Total other (income) expense, net	(673)	258	(840)	827
Income before income taxes	2,163	1,300	609	4,685
Income tax expense	909	341	618	1,882
Net income (loss)	$1,254	$959	$(9)	$2,803

Diluted Net Income per Share
Class A	$0.08	$0.06	$-	$0.18
Class B	$0.07	$0.05	$-	$0.15

Diluted Weighted Shares
Class A	12,903	13,082	12,451	13,144
Class B	3,231	3,264	3,145	3,274

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	July 31,	January 31,
	2013	2013
Assets
Current assets:
Cash and equivalents	$69,395	$65,009
Accounts receivable, net	42,733	72,564
Deferred tax assets, net	4,289	4,414
Other current assets	13,786	13,806
Total current assets	130,203	155,793

Property and equipment, net	33,280	32,526
Capitalized software costs, net	3,690	4,180
Goodwill	11,302	11,412
Long-term deferred tax assets, net	16,291	16,431
Other assets, net	5,325	5,606

Total assets	$200,091	$225,948

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$380	$372
Accounts payable and other current liabilities	34,743	43,952
Deferred revenue	86,031	101,193
Total current liabilities	121,154	145,517

Long-term debt	15,279	15,474
Other liabilities	5,891	6,759

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	150,519	149,777
Treasury stock	(29,726)	(31,093)
Accumulated deficit	(55,399)	(52,468)
Accumulated other comprehensive loss	(7,645)	(8,036)
Total stockholders' equity	57,767	58,198

Total liabilities and stockholders' equity	$200,091	$225,948

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2013	2012

Net cash provided by operating activities	$13,079	$11,373

Cash flows from investing activities:
Purchase of property and equipment	(3,000)	(2,029)
Acquisition of businesses, net of cash acquired	-	(4,713)
Capitalized software costs	(148)	(199)
Other, net	31	2
Net cash used in investing activities	(3,117)	(6,939)

Cash flows from financing activities:
Repayments of debt	(187)	(111)
Tax payments, net of proceeds, related to stock awards	(589)	(786)
Excess tax benefits from share-based payment arrangements	51	123
Repurchase of stock	(686)	(3,899)
Dividends paid in cash	(3,119)	(1,841)
Net cash used in financing activities	(4,530)	(6,514)

Effect of exchange rates on cash and equivalents	(1,046)	(1,004)
Net increase (decrease) in cash and equivalents	4,386	(3,084)
Cash and equivalents at beginning of period	65,009	76,927
Cash and equivalents at end of period	$69,395	$73,843